CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN
           PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN
               FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                      AIRLINE PARTICIPATION AGREEMENT


           THIS AGREEMENT (this "Agreement"), dated as of November 17, 1999, is by and between priceline.com Incorporated, a Delaware corporation ("Priceline"), and US Airways, Inc., a Delaware corporation ("US Airways").

                           PRELIMINARY STATEMENT

           Priceline provides a service that allows consumers to purchase airline tickets at an offer price determined by the consumer (the "Priceline Service"). The consumer identifies the departure and return dates for travel and the price the consumer is willing to pay for the airline ticket(s). Priceline then determines if it is able to fulfill the customer's offer and, if it is able to do so, Priceline issues a ticket to the customer on the applicable carrier.

           US Airways desires to participate in the Priceline Service and, in connection therewith, will provide Priceline with unpublished fares subject to the Restrictions (defined herein) for select origin and destination city pairs (each, an "O&D") identified by US Airways in accordance with the terms and conditions set forth in this Agreement.

           Priceline desires to include US Airways as a participating carrier in the Priceline Service and to have access to such unpublished fares in accordance with the terms and conditions set forth in this Agreement.

           NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, the parties agree as follows:


 I.   Delta Airlines Consent to US Airways participation:

      US Airways acknowledges Priceline's pre-existing agreement with Delta Air Lines, Inc. ("Delta") granting Delta the right to approve and/or limit additional airline participation in the Priceline Service. Priceline represents that it has obtained permission from Delta consenting to US Airways' ' participation in the Priceline Service upon the condition that Priceline limit US Airways' participation as provided in Section V of this Agreement. Priceline acknowledges the desire and preference of US Airways to participate in the Priceline Service without restriction. This Agreement in its entirety supersedes any previous participation agreement between Priceline and USAirways.

 II.  Ticket Restrictions and Related Matters

      US Airways shall make available unpublished fares to Priceline for O&Ds identified by US Airways in accordance with the terms and conditions set forth in this Agreement. Unpublished fares provided to Priceline must be issued in accordance with rules and restrictions provided to Priceline from time to time. By way of example, unpublished fares on certain O&Ds may require specific routings or be flight/day specific. At all times during the term of this Agreement, US Airways will control and determine the unpublished fares and levels of inventory provided to Priceline. It is expressly understood and agreed that US Airways makes no commitment whatsoever regarding the level of inventory, number of O&Ds or the level of unpublished fares that will be provided to Priceline.

      All tickets issued by Priceline for carriage on US Airways (each, a "Priceline Ticket") shall be subject to the following restrictions (the "Restrictions"):

           Except as otherwise provided in this Agreement, all Priceline Tickets will be non-refundable, non-endorsable and non-changeable;

           All travel will be round-trip with no stopovers or open-jaw travel permitted;

           Frequent Flyer mileage and upgrades will not be permitted; provided, US Airways may offer such benefits to the extent that it is impractical to impose such frequent flyer restrictions on Priceline Tickets;

           Priceline customers must agree to (i) make at least one stop or connection on both their departing and return flights, (ii) accept a ticket on any Participating Carrier, and (iii) travel on any flight on the specified date of travel (x) for domestic U.S. flights, departing
      during the 6 a.m.   10 p.m. time period unless the customer has
      specified a request to include flights departing outside those periods, and (y) for international flights, at any time (i.e., 12:01 a.m. to 11:59 p.m.);

           All Priceline travel reservations and bookings shall be made without Priceline customers specifying a preferred (or requested) carrier, flight or time of day travel preference(s) on the specified date(s) of travel;

           All Priceline Tickets require instant ticketing guaranteed with a major credit card if Priceline is able to provide an airline ticket within the customer's requested price, departure and return date parameters;

           Priceline Ticket reservations are limited to no more than eight persons traveling in the same itinerary; and

           Except as otherwise provided herein, in any seven-day calendar period, a Priceline customer shall be limited to making one offer price for airline ticket(s) for a Trip. A "Trip" is defined as travel between the same airports on the same dates of travel. A Priceline customer may, within a seven-calendar day period, make an offer for travel in a different airport pair or on different dates of travel. Priceline will not knowingly sell a ticket to a Priceline customer in response to a second (or subsequent) offer for a Trip within a seven calendar day period; provided, that Priceline may sell a ticket in connection with a second offer if the Priceline customer (i) accepts, as part of the second offer, (x) a travel package which includes a hotel or rental car offer, or (y) a product or service co-marketed by Priceline such as a credit card or long distance telephone service or other co-marketing program.

           US Airways may include, in addition to the Restrictions, other fare rules and conditions for Priceline Tickets issued on US Airways such as advance purchase or Saturday night stay requirements. Priceline also reserves the right to impose additional restrictions on Priceline Tickets, including a Saturday night stay requirement, as part of the Restrictions.

           The Restrictions will be communicated by Priceline to the customer via the Internet (or through Priceline's customer service representatives if the consumer contacts Priceline through its toll-free customer service number), and will be set forth on ticketing and/or itinerary documentation issued by Priceline.

           All Priceline Tickets issued for carriage on US Airways shall be subject to the published conditions of carriage and the fare rules of US Airways, to the extent such conditions and fare rules are consistent with the Restrictions. US Airways will honor all Priceline Tickets issued for travel on US Airways in accordance with the Restrictions and other rules and conditions established by US Airways for Priceline Tickets.


 III. Priceline Ticket Reservations, Bookings, Payment and Fulfillment

           1. US Airways will file unpublished fares and rules for Priceline Tickets with the computer reservation system ("CRS") used by Priceline.

           2. Subject to Article VI, Priceline will determine the price at which tickets are sold based on customer offers received through the Priceline Service. Priceline shall not advertise prices or fares offered by any carrier that are below US Airways' published or unpublished fares.

           3. All unpublished fares made available by US Airways for sale through the Priceline Service shall not be commissionable and shall be inclusive, where applicable, of the applicable domestic federal transportation excise tax. All such unpublished fares shall be exclusive of any domestic federal segment taxes, and any domestic or international fuel, departure, arrival, passenger facility, airport, terminal and/or security taxes or surcharges which, when applicable, must be added to the fare amount collected from the passenger and shown on the Priceline Ticket.

           4. Upon locating an unpublished fare satisfying a Priceline customer's ticket request, Priceline shall immediately ticket the customer's ticket price against a valid credit card provided by the Priceline customer.

           5. In all Priceline Ticket transactions, Priceline will be the merchant of record and will pay all associated merchant credit card fees. All Priceline tickets sold on US Airways will be settled through US Airways Reporting Corporation ("ARC").

           6. All tickets of US Airways issued through the Priceline Service will be issued by Priceline using Agency ARC: 07-50854-6. In collecting payment for Priceline Tickets, Priceline will act as the agent of US Airways pursuant to Agent's ARC Agent Reporting Agreement with ARC.

           7. Unless otherwise directed by a Priceline customer, all Priceline Tickets issued on US Airways will be issued electronically.
 After issuance, Priceline will promptly forward to the customer a receipt of proof of purchase, contract of carriage on US Airways and a copy of the Restrictions (including any additional restrictions imposed by US Airways). In the event a Priceline customer requests US Airways to provide a separate electronic ticket receipt for an electronic ticket, the price shown on US Airways' receipt will reflect that such ticket is a "bulk" electronic ticket.

           8. Priceline will encourage its customers to accept electronic ticketing for all Priceline Ticket requests by imposing an additional charge for the issuance of paper tickets and maintaining the issuance of electronic tickets as the default option on the Priceline Service.

           9. Subject to the provisions of Article II above, all Priceline paper tickets for carriage on US Airways will be issued by Priceline on standard ARC traffic documents and will be validated with US Airways' validation in accordance with the ARC requirements. The passenger coupon will show "bulk" for the fare amount and will include all additional collections noted in Article II above. The auditor's coupon will show the US Airways' unpublished fare as authorized by Priceline.

           10. In the event that Priceline is unable to fulfill a Priceline ticket request from unpublished fares and seat inventory provided from US Airways participation in the Priceline Service, Priceline reserves the right to sell tickets on US Airways using published fares used by travel agents generally as reflected in CRSs, in accordance with the rules and conditions associated with such fares.

           11. US Airways agrees to test special fares in Priceline at [**]% to [**]% off any retail fare available for sale by the travel agency community. However, US Airways retains the right to increase, decrease or eliminate the discount in any and all markets throughout the life of this Agreement. In addition, US Airways will from time to time, and at its own discretion, provide Priceline with discounts and special fares that are not generally available through traditional retail distribution channels.

           12. Priceline may use fares provided to the Priceline Service for promotional purposes on specific terms as agreed to by US Airways as long as the actual fares offered are not made public and US Airways is not featured more prominently or frequently than any other participant. In addition, US Airways will from time to time, at its discretion, provide Priceline with specific offers to promote customer use of the Priceline Service.

           When notifying passengers that their bids were unsuccessful through the Priceline Service, Priceline will offer such passengers a "hot link" to US Airways' branded reservation home page (USAirways.com) as an alternative source for air fares and tickets. Priceline agrees to present US Airways, among potential multiple airline links, in an unbiased manner. Priceline will work to offer this enhancement to its current service in as timely a manner as possible not to exceed 180 days after the date of this Agreement.


 IV.  Priceline Ticket Allocation Methodology; Participating Carriers

           1. Priceline has established an allocation methodology that determines when a participating airline will be given the first opportunity to fill a customer ticket request. First and second looks are allocated to participating carriers on the basis of objective quality of service index ("QSI") criteria provided by Airline Planning Group, LLC ("APG"). The allocation system will apply this O&D QSI in the top 2500 domestic and top 2500 international markets based on demanded revenue. In smaller O & D markets, "looks" will be allocated on the basis of aggregate carrier system share. Priceline will not give any carrier a structural first or second look advantage that is more favorable than that given to USAirways.

           2. Priceline will allocate US Airways' "First Look" and "Second Look" opportunities based on US Airways' QSI share of carriers participating in Priceline. USAirways' first Looks will be written at the highest qualifying US Airways fare provided to Priceline. In cases where either the first or second look carrier fails to fulfill any given offer, Priceline reserves the right to allocate traffic as it chooses.

           3. During the term of this Agreement, if Priceline offers another airline terms of participation affecting sales of airline tickets, including but not limited to the offer of airline availability, prices or promotions, that are in the aggregate more favorable than those offered to US Airways hereunder, then Priceline will offer US Airways the same or equivalent benefit. This provision does not apply to agreements entered between Priceline and another airline prior to US Airways' participation in Priceline.

           4. Priceline will not make any changes to its allocation or other processing methodology that will reduce US Airways' revenue share of sales through Priceline over the term of this Agreement. US Airways market share, however, may be affected by the participation of fewer or additional airlines on a pro rata basis. At US Airways request, Priceline will supply substantiation that that its allocation or other processing methodologies comply with the terms of this Agreement.

           5. Priceline will work in good faith with US Airways to assist it in achieving its objective for the Priceline Service within the context of the allocation system set forth above. Priceline may work in good faith with other participating airlines in achieving their objectives for the Priceline Service within the context of the allocation system.


 V.   Restriction on US Airways Participation.

           1. In the following markets, Priceline is contractually restricted by Delta, from issuing US Airways tickets within the Priceline
 Service:

           a. To/from Atlanta except between ATL-CLT/PHL/PIT and any market to or from ATL not served by Delta or its commuter affiliate(s).

           b. To/from BOS to any market served from BOS on a nonstop basis by Delta or its commuter affiliate(s) except between BOS-CLT/PHL/PIT

           c. To/from LGA to any market served from LGA on a nonstop basis by Delta or its commuter affiliate(s) except between LGA-CLT/PHL/PIT

           2. US Airways acknowledges the existence of the restrictions on its participation.


 VI.  Priceline Customer Service

           1. Priceline will provide twenty-four hour customer support services to all Priceline customers through a toll-free number at the customer support center designated by Priceline from time to time. The customer support center will be adequately staffed with personnel trained to take Priceline Ticket requests by phone and respond to all customer inquiries for related service and support.

           2. Priceline will use commercially reasonable efforts to ensure that its customer service representatives provide quality customer service and support to Priceline customers in a prompt, reliable and courteous manner.

           3. Priceline will respond to Priceline customer questions and issues pertaining to special handling requirements for Priceline Tickets including processing any special customer handling requirements in respect of Priceline Tickets issued on US Airways.

           4. The ticket Restrictions will apply to all tickets issued through the Priceline Service on US Airways. US Airways may waive, at its own cost and expense, one or more of the Restrictions set forth in Article
 II, Sections 2(1)-(6) pursuant to a direct arrangement made by US Airways with the applicable customer holding a Priceline Ticket. On an exception basis where necessary or appropriate to address an escalating customer service issue of any individual customer, Priceline may refund the price of a Priceline Ticket pursuant to the applicable customer. Priceline will report such refunds and cancellations to US Airways monthly. In the event that such refunds exceed [**]% of gross ticket sales in any month, Priceline will implement such actions as are necessary to cause total refunds to be below [**]% of gross ticket sales in the following month. If in any three month period, total refunds exceed [**]% of gross ticket sales, Priceline will be responsible for any refunds greater than [**]% of gross ticket sales. Priceline and US Airways will jointly develop any further guidelines on which such exception refunds will be governed.


 VII.   [**]

           1.   [**]

           2. Priceline reserves the right to solely determine at what offer price customers may purchase an airline ticket through the Priceline Service. However, Priceline will not agree with any airline to establish a minimum price in any O&D market.

           3. Priceline will provide US Airways with participation rights in the Priceline Service as favorable as it provides to United Airlines and America Airlines, subject to restrictions in Article V.


 VIII.     Confidentiality

           1. US Airways agrees to keep the terms of this agreement confidential until such time as Priceline has received formal notification from Delta Airlines validly consenting to US Airways' participation in the Priceline system.

           2. Priceline and US Airways will each hold in confidence and, without the prior written consent of the other, will not reproduce, distribute, transmit, transfer or disclose, directly or indirectly, in any form, by any means or for any purpose, any Confidential Information of the other party. As used herein, the term "Confidential Information" shall mean this Agreement and its subject matter, and proprietary information that is provided to or obtained from one party to the other party including any information which derives economic value, actual or potential, from not being generally known to, and not generally ascertainable by proper means by, other persons, including the unpublished fares provided by US Airways to Priceline pursuant to this Agreement. The recipient of Confidential Information may only disclose such information to its employees on a need-to-know basis.

           3. The obligations of a recipient party with respect to Confidential Information shall remain in effect during and after the term of this Agreement (including any renewals or extensions hereof) and for a period of five (5) years thereafter, except to the extent such data:

           (1) is or becomes generally available to the public other than as a result of a disclosure by the recipient, or its directors, officers, employees, agents or advisors;

           (2) becomes available to the recipient on a non-confidential basis from a source other than the disclosing party or its affiliated companies, provided that such source is not bound by any confidentiality obligations to the disclosing party or its affiliated companies (as applicable); or

           (3) is necessary to comply with applicable law or the order or other legal process of any court, governmental or similar authority having jurisdiction over the recipient. US Airways acknowledges that Priceline may be required to file this Agreement with the Securities and Exchange Commission ("SEC"), as required by federal securities laws, and that such filing shall not be deemed a violation of the provisions of this Article VIII.

           4. Except as otherwise specifically provided in Section 2(c) of this Article VIII with respect to Priceline's filing requirements with the SEC, in the event that the recipient becomes legally compelled to disclose any such Confidential Information by any governmental body or court, recipient will provide the disclosing party with prompt notice so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance (in writing) with the provisions hereof. In the event that such protective order or other remedy is not obtained, or the disclosing party waives (in writing) compliance with the provisions hereof, recipient will furnish only that portion of such Confidential Material which is legally required and will exercise its reasonable business efforts to obtain appropriate assurance that confidential treatment will be accorded such Confidential Information.

           5. The recipient of Confidential Information will exercise reasonable commercial care in protecting the confidentiality of the other party's Confidential Information.

           6. Priceline will not disclose (including, without limitation, by sale) to any third party information obtained through the Priceline Service concerning a customer who has acquired a ticket on US Airways using the Priceline Service.


 IX.  Proprietary Marks

           During the term of this Agreement neither Priceline nor US Airways shall use the other party's trademarks, trade names, service marks, logos, emblems, symbols or other brand identifiers in advertising or marketing materials, unless it has obtained the prior written approval of the other party. The consent required by this Article IX shall extend to the content of the specific advertising or marketing items as well as the placement and prominence of the applicable trademark, trade name, service mark, logo, emblem, symbol or other brand identifier of the other party. Priceline or US Airways, as applicable, shall cause the withholding, discontinuance, recall or cancellation, as appropriate, of any advertising or promotional material not approved in writing by the other party, that differs significantly from that approved by the other party, or that is put to a use or used in a media not approved by the other party.


 X.   Reporting

           1. Priceline will provide monthly reports in a format designated by US Airways summarizing (i) information concerning each ticket issued by Priceline on US Airways; (ii) aggregate information (i.e. non US Airways specific) for all tickets issued by Priceline in each O&D that US Airways participates; and (iii) aggregate information for all Priceline offers from customers not ticketed in each O&D that US Airways participates.

           2.   [**]

 XI.  Term of Agreement

           1. This Agreement shall be effective on and as of the date first above written. Thereafter, US Airways may unilaterally terminate this Agreement for any reason on 90 days' prior written notice to Priceline. This agreement shall be binding to Priceline for a period of five years following the Commencement Date after which Priceline may unilaterally terminate this Agreement for any reason on 90 days' prior written notice to US Airways.

           2. The obligations of the parties under Articles VIII and XII of this Agreement shall indefinitely survive the expiration or any termination of this Agreement.

           3. In the event of written notice of termination of this Agreement in accordance with the terms of this Article XI, all Priceline Tickets issued on US Airways prior to the effective date of termination specified in such notice will be honored by US Airways under the terms of this Agreement.


 XII. Indemnification

           1. Priceline will indemnify, defend and hold harmless US Airways, its officers, directors, employees and agents, from and against all damages, losses and causes of action including, without limitation, damage to property or bodily injury, to the extent caused by Priceline's breach of this Agreement of the ARC Agent Reporting Agreement, or by the negligence or willful acts of Priceline or any of its employees or agents.

           2. US Airways will indemnify, defend and hold harmless Priceline and its officers, directors, employees and agents from and against all damages, losses and causes of actions including, without limitation, damage to property or bodily injury, to the extent caused by US Airways' breach of this Agreement or by the negligence or willful acts of US Airways or any of its employees or agents.


 XIII.     No Exclusivity

           The relationship by and between US Airways and Priceline as set forth in this Agreement shall be non-exclusive. As such, US Airways may participate in other programs similar to the Priceline Service.

 XIV.      General Provisions

           1. No waiver or breach of any of the provisions of this Agreement shall be construed as a waiver of any succeeding breach of the same or any other provision.

           2. If any paragraph, sentence or clause of this Agreement shall be adjudged illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of this Agreement as a whole or of any paragraph, sentence or clause hereof not so adjudged.

           3. Any notice required or permitted hereunder shall be deemed sufficient if given in writing and delivered personally, by facsimile transmission, by reputable overnight courier service or United States mail, postage prepaid return receipt requested, to the addresses shown below or to such other addresses as are specified by similar notice, and shall be deemed received upon personal delivery, upon confirmed facsimile receipt, two (2) days following deposit with such courier service, or three (3) days from deposit in the United States mails, in each case as herein provided:

        If to Priceline:                If to US Airways:

        Priceline.com Incorporated      US Airways Inc.
        Five High Ridge Park            2345 Crystal Drive
        Stamford, CT 06905              Arlington, VA 22227

        Attention:  Paul Francis        Attention:  Thomas Mutryn
        Chief Financial Officer         Chief Financial Officer
        Phone:  (203) 705-3000          Phone:  (703) 872-5700
        Fax:  (203) 595-8344            Fax:

        With a copy to:                 With a copy to:

        Priceline.com Incorporated      US Airways Inc.
        Five High Ridge Park            2345 Crystal Drive
        Stamford, CT 06905              Arlington, VA 22227

        Attention:  Timothy G. Brier    Attention:  Assistant General Counsel
        Phone:  (203) 705-3000          Phone: (703) 872-5230
        Fax:  (203) 595-8343            Fax: (703) 872-7979

           A party may change its address and the name of its designated recipient of copies of notices for purposes of this Agreement by giving the other parties written notice of the new name and the address, phone and facsimile number of its designated recipient in accordance with this
 Article XIV, Section 3.

           4. This Agreement supersedes and replaces all previous understandings or agreement, whether oral or in any written form, with respect to the US Airways' participation in the Priceline Service or any other subject matter addressed herein. The captions in this Agreement are for convenience only and do not alter any terms of this Agreement.

           5. This Agreement may be amended or modified only by a written amendment executed by the parties.

           6. The formation, construction, performance and validity of this Agreement shall be governed by the internal laws of the State of Delaware. Each party agrees that any civil suit or action brought against it as a result of any of its obligations under this Agreement may be brought against it either in the state or federal courts of the principal place of business of either party, and each party hereby irrevocably submits to the jurisdiction of such courts and irrevocably waives, to the fullest extent permitted by law, any objections that it may now or hereafter have to the laying of the venue of such civil suit or action and any claim that such civil suit or action has been brought in an inconvenient forum, and each party further agrees that final judgment in any such civil suit or action shall be conclusive and binding upon it and shall be enforceable against it by suit upon such judgment in any court of competent jurisdiction.

           7. This Agreement may be executed in counterparts, each of which shall be deemed an original, and together, shall constitute one and the same instrument. Execution may be effected by delivery of facsimiles of signature pages (and the parties shall follow such delivery by prompt delivery of originals of such pages).

           8. No party will in any manner or by any device, either directly or indirectly, act in violation of any applicable law, governmental order or regulation. Priceline shall comply at all times with the provisions of US Airways' tariffs (except where such tariffs are specifically amended by US Airways under the terms of this Agreement) and the terms of the ARC Agent Reporting Agreement and any addenda thereto.

           9. Priceline agrees to notify US Airways promptly, in writing, in the event there is a change of control in the ownership of Priceline. For purposes of this Agreement, a "change of control" means (i) the acquisition by any other person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act (except an employee group of such party, any of its subsidiaries or a holding company of such party)), of the beneficial ownership of securities representing 20% or more of the combined voting power of the securities entitled to vote generally in the election of the board of directors of the applicable party, or (ii) the sale, mortgage, lease or other transfer of assets or earning power constituting more than 50% of the assets or earning power of such party (other than ordinary course financing); provided that in no event shall a "change of control" be defined to include (i) an initial public offering of shares of the party's capital stock, (ii) the formation by a party of a holding company, or (iii) an intra-corporate transaction with a company under common control with a party.

           10. No party hereto shall assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other party.

           11. This Agreement shall not be deemed to create any partnership or joint venture between US Airways and Priceline, or to create any rights in favor of any person or entity other than the parties hereto. This Agreement is for the sole benefit of the parties and nothing herein expressed or implied shall give or be construed to give any other person any legal or equitable rights hereunder.

           12. NO PARTY WILL BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUES, LOST PROFITS, OR LOST PROSPECTIVE ECONOMIC ADVANTAGE, ARISING FROM THIS AGREEMENT OR ANY BREACH HEREOF.

           13. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT ANY PROVISION OF THIS AGREEMENT IS NOT PERFORMED IN ACCORDANCE WITH THE TERMS HEREOF AND THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT.

           14. Each party has participated in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

           IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date indicated above.


 PRICELINE.COM INCORPORATED                   US AIRWAYS INC.


 By: _________________________                By: _________________________
    Name:                                         Name:
    Title:                                        Title:

[**]=Confidential Treatment requested for redacted portion